Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Vice President & CFO
517/372-9200

Neogen reports 26% increase in revenues

LANSING, Mich., Sept. 24, 2008 – Neogen Corporation (Nasdaq: NEOG) announced today that its revenues for the first quarter of FY 2009, which ended Aug. 31, increased 26% from the previous year’s first quarter to $28,805,000. First quarter net income increased 24% from the prior year’s $3,011,000 to $3,733,000, or to $0.25 per share in the current year compared to the previous year’s $0.21.

Neogen’s first quarter revenues, net income, and earnings per share all represent quarterly records for the 26-year-old company. The quarter also marked the 62nd consecutive profitable quarter from operations for the company, and was the 66th of the past 71 quarters when Neogen reported revenue increases as compared with the previous year.

“Our first quarter again demonstrated our consistent delivery of the exceptional performance investors have come to expect from us,” said James Herbert, Neogen’s chief executive officer and chairman. “Our outstanding first quarter results are further evidence of the operational strength throughout Neogen. The strong growth we are reporting today is the result of the efficient assimilation of acquisitions made within the previous year, and significant growth in our core product lines.”

In spite of incremental costs associated with integrating three acquisitions during its last 12 months, Neogen’s operating income increased 24% in the first quarter of FY 2009 to $5,653,000—20% of the company’s quarterly revenues.

“We continue to make strides in leveraging sales obtained through acquisitions that have enabled us to drive down our sales and marketing, and general and administrative expenses as percentages of our total revenues.” said Lon Bohannon, Neogen’s president and chief operating officer. “A more significant highlight from our first quarter was the resurgence of same-store sales growth in our Animal Safety group and especially within our Hacco subsidiary. Organic sales growth for Animal Safety was over 13% for the quarter led by a 14% increase in domestic sales of Hacco’s existing rodenticide products.”

Bolstered by the acquisitions of Kane veterinary products (August 2007), Rivard detectable veterinary needles (December 2007), and immediately accretive DuPont disinfectants (June 30, 2008), Neogen’s Animal Safety Division led the company’s first quarter revenue growth, with a sales increase of 45% from $9,150,000 in FY 2008 to $13,256,000 in FY 2009. The division’s sales increase included growth in products sold to veterinarians through ethical market channels, growth in products sold to large food-animal producers and processors, and a continued increase in sales of diagnostic products.

Neogen’s Food Safety Division’s first quarter revenues increased 13% on a quarter-to-quarter comparison, from $13,759,000 in the previous fiscal year to $15,549,000. The 13% increase in revenues was significant because the Food Safety group faced a difficult comparison with an exceptional first quarter of the prior year. All of the Food Safety Division’s increase was organic sales growth.

The current quarter’s Food Safety Division revenue increase was led by sales of Neogen’s 10-year-old line of diagnostic tests for food allergens, which recorded an exceptionally strong 48% increase, with large increases in sales of diagnostic kits for milk, peanut, and egg allergens. The sales spike was driven by new customers, and a number of high-profile food recalls related to food allergens.

Neogen’s sales of products used to detect dangerous foodborne pathogens, including E. coli O157:H7, Salmonella, and Listeria, continued their upward trend seen in recent quarters, and were up 14% compared to last year. Sales of the company’s tests for natural toxins increased by 12% in the quarter, led by increases in sales of test kits for histamine, aflatoxin, and deoxynivalenol (DON). Going forward, sales of one of Neogen’s key product lines, its rapid diagnostics for the detection of DON in grains, should be bolstered by the release of the new Veratox® for DON 2/3. The new USDA-approved test combines the ease and accuracy of previous versions of the venerable Veratox product line, but returns results in about half the time of its predecessor.

Sales of disposable samplers used with Neogen’s AccuPoint® ATP sanitation monitoring system increased 25% in the current quarter compared to the same period last year. A recent independent market survey indicated more AccuPoint systems have been placed in the last three years around the world than all of the competitors’ systems—combined.

International sales accounted for 42% of total first quarter revenues and were helped by the June 2008 formation of Neogen’s new subsidiary in Mexico to enhance distribution of products in that country, and Central America. In addition, the company’s Scotland-based Neogen Europe subsidiary continued its strong performance of recent quarters, recording organic growth of 20%, which included significant increases in sales of dehydrated culture media, and Neogen’s diagnostic products for mycotoxins and histamine. Neogen’s popular histamine diagnostic is used by the seafood industry to ensure the safety of their products, particularly tuna.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases, and sanitation concerns, and dehydrated culture media. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED OPERATING DATA

(In thousands, except for percentages and per share amounts)

	Quarter Ended Aug. 31
	2008	2007
Revenue
Food Safety	$15,549	$13,759
Animal Safety	13,256	9,150

Total revenue	28,805	22,909
Cost of sales	14,001	10,612

Gross margin	14,804	12,297
Other expenses
Sales & marketing	5,619	4,678
Administrative	2,580	2,330
Research & development	952	742

Total other expenses	9,151	7,750

Operating income	5,653	4,547
Other revenue	205	164
Income before tax	5,858	4,711
Income tax	2,125	1,700

Net income	$3,733	$3,011
Net income per diluted share	$0.25	$0.21

Other information:
Shares to calculate per share	15,031	14,574
Depreciation & amortization	$948	$818
Interest expense	—	—
Gross margin (% of sales)	51.4%	53.7%
Operating income (% of sales)	19.6%	19.8%
Revenue increase vs. FY 2008	25.7%
Net income increase vs. FY 2008	24.0%

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31 2008	May 31 2008
Assets
Current assets
Cash & securities	$9,654	$14,270
Accounts receivable	21,480	19,384
Inventory	29,955	27,799
Other current assets	3,915	4,178

Total current assets	65,004	65,631
Property & equipment	16,756	16,889
Goodwill & other assets	51,311	43,837

Total assets	$133,071	$126,357

Liabilities & Stockholders’ Equity
Current liabilities	$12,844	$11,136
Long-term debt	—	—
Other long-term liabilities	3,955	3,973
Stockholders’ equity-shares outstanding
14,581 in Aug. & 14,518 in May	116,272	111,248

Total liabilities & stockholders’ equity	$133,071	$126,357

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in

Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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